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                                                                   EXHIBIT 10-k

                                 ADVANTA CORP.

                     NON-EMPLOYEE DIRECTORS DEFERRAL PLAN


          ADVANTA CORP., a Delaware corporation, (the "Company"), hereby establishes this Non-employee Directors Deferral Plan (the "Plan"), effective January 1, 1993, for the purpose of attracting high quality members of its Board of Directors ("Directors") and promoting in its Directors increased efficiency and an interest in the successful operation of the Company by providing its Directors with benefits upon retirement, death or other termination of service as Directors. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the Director's retirement.

                                   ARTICLE 1

                                  DEFINITIONS

          1.1 ADMINISTRATIVE COMMITTEE OR COMMITTEE shall mean the Executive Deferred Benefits Committee appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 11 of the Plan.

          1.2 ANNUAL DEFERRAL shall mean the amount of Base Compensation which the Participant elects to defer under the Deferral Commitment in each Plan Year of the Deferral Contribution Period pursuant to Article 3.1 of the Plan.

          1.3 BASE COMPENSATION shall mean the Director's annual compensation for his service as a Director.

          1.4 BENEFICIARY shall mean the person or persons or entity designated as such in accordance with Article 14 of the Plan.

          1.5 CHANGE IN CONTROL shall mean either: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving
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corporation immediately after such merger or consolidation; or (v) a change of twenty-five percent (25%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve-month period.

          1.6 CREDITING RATE shall mean an effective annual yield equal to one hundred twenty-five percent (125%) of the one hundred twenty (120) month rolling average of the Ten-Year United States Treasury Note as determined by the Administrative Committee on September 30 of the preceding year or such other rate as determined by the Administrative Committee.

          1.7 DEFERRAL ACCOUNT shall mean the account established for a particular Deferral Commitment pursuant to paragraph 5.1 of the Plan.

          1.8 DEFERRAL COMMITMENT shall mean the agreement to defer Base Compensation made by the Director pursuant to Articles 2 and 3 of the Plan.

          1.9 DEFERRAL CONTRIBUTION PERIOD shall mean the period of one (1) or four (4) Plan Years, as selected by the Director for a particular Deferral Commitment, over which the Director has elected to defer in each Plan Year in the period Base Compensation pursuant to Article 3 of the Plan.

          1.10 DIRECTOR shall mean a non-employee member of the Board of Directors of the Company.

          1.11 FINANCIAL HARDSHIP shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrative Committee. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

          1.12 IN-SERVICE DISTRIBUTION shall mean a distribution elected by the Participant pursuant to Article 11 of the Plan.

          1.13 PARTICIPANT shall mean a Director who has elected to participate and has completed a Participation Agreement pursuant to Article 3 of the Plan.























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          1.14 PARTICIPATION AGREEMENT shall mean a written agreement between the Company and the Participant, entered into pursuant to paragraph 2.1 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.

          1.15 PLAN YEAR shall mean the calendar year. The first Plan Year shall be the 1993 calendar year commencing January 1, 1993.

          1.16 SCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of a Participant's Deferred Account at the date specified for such distribution in accordance with the provisions of paragraph 2.1 of this Plan in accordance with the applicable provisions of Article 11 of this Plan.

          1.17 SURVIVOR CREDITING RATE shall mean the interest rate offered by Colonial National Bank U.S.A., or such other bank as determined by the Administrative Committee, on short term investments having a maturity of six
(6) months, as determined by the Administrative Committee on October 1 of each Plan Year.

          1.18 TERMINATION OF SERVICE shall mean the date of the cessation of the Participant's service with the Company as a Director for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death.

          1.19 UNSCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of the entire amount credited to the Participant's Deferred Accounts requested by the Participant pursuant to the provisions of Article 11 of the Plan.

          1.20 VALUATION DATE shall mean the first day of the month following the month in which a Participant has a Termination of Service, dies or becomes disabled.


                                   ARTICLE 2

                                 PARTICIPATION

          2.1 PARTICIPATION AGREEMENT. Any Director may elect to participate in the Plan and to make a Deferral Commitment by submitting a Participation Agreement to the Administrative Committee prior to the December 15 immediately
preceding the beginning of the Deferral Contribution Period.   The Participant
shall be required to submit a separate Participation Agreement for each subsequent Deferral Commitment. Except as otherwise provided in this Plan, the Participant's Deferral Commitment shall be irrevocable. If a Participant wishes to receive a Scheduled Withdrawal, the Participant shall designate in the

















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applicable Participation Agreement the date for such Scheduled Withdrawal and the portion of such Participant's Deferral Account to be distributed on such date. The date designated for such Scheduled Withdrawal must be at least four
(4) years from the first day of the Plan Year in which amounts are deferred under the applicable Participation Agreement.


                                   ARTICLE 3

                         FORM OF DEFERRAL COMMITMENTS

          3.1 DEFERRAL CONTRIBUTION PERIOD. Any Director may elect in the Participation Agreement to defer receipt of all or a portion of income to be earned for services rendered as a Director during a Deferral Contribution Period of either one (1) or four (4) years, beginning with the Plan Year immediately following such election.

          3.2 DEFERRAL COMMITMENT. A Participant may elect in the Participation Agreement to defer in each year of the Deferral Contribution Period an amount equal to a specified percentage or dollar amount of Base Compensation to be earned by such Participant during the Deferral Contribution Period.

          3.3 MINIMUM DEFERRAL COMMITMENT. Each Deferral Commitment must defer a total of at least two thousand dollars ($2,000) for each year in the Deferral Contribution Period and at least eight thousand dollars ($8,000) over the Deferral Contribution Period from Base Compensation.

               Where a Participant elects to defer a specified percentage of Base Compensation, the determination of whether the Participant's Deferral Commitment is at least eight thousand dollars ($8,000) shall be made by multiplying the applicable elected percentage of Base Compensation to be deferred by the Participant's Base Compensation in the Plan Year immediately preceding the Deferral Contribution Period times the number of years in the Deferral Contribution Period. The Administrative Committee may, in its sole discretion, permit Participants to elect to defer amounts in the form of a percentage based on anticipated future Base Compensation.

          3.4 ACCELERATION OF DEFERRAL COMMITMENT. If the Participant selected a four-year Deferral Contribution Period, prior to the beginning of the second, third, or fourth year of the Deferral Contribution Period, the Participant may elect, by written notice to the Administrative Committee prior to the first day of the last month preceding the applicable year of the Deferral Contribution Period, to accelerate satisfaction of a




















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Deferral Commitment by increasing the Annual Deferral in the second or third year of the Deferral Contribution Period. However, any such acceleration shall not increase the cumulative amount to be deferred under the Participation Agreement. If the Participant's Deferral Commitment is in the form of a percentage of Base Compensation, the Participant shall be permitted to elect to accelerate the deferral of income under the Plan in a manner determined by the Committee to result in an accelerated deferral of an amount equivalent to the cumulative amount which would have been deferred under the Participation Agreement without regard to such acceleration. In doing this, the Committee may permit an adjustment of the applicable elected percentages based on the Base Compensation earned by the Participant in the Plan Year of the acceleration election under this paragraph.


                                   ARTICLE 4

                               DEFERRAL ACCOUNTS

          4.1 DEFERRAL ACCOUNTS. Solely for record keeping purposes, a Deferral Account shall be maintained for each separate Deferral Commitment of Base Compensation and shall be credited with the Annual Deferrals at the time such amounts would otherwise have been paid to the Participant. Deferral Accounts shall, except as otherwise provided in the Plan, be credited with interest at the Crediting Rate from the date of deferral through the earlier of death or the Valuation Date.

          4.2 STATEMENT OF ACCOUNTS. The Administrative Committee shall provide periodically to each Participant a statement setting forth the balance of each Deferral Account maintained for such Participant.


                                   ARTICLE 5

                              RETIREMENT BENEFITS

          5.1 DEFERRAL ACCOUNTS. Upon Termination of Service, the Company shall pay to the Participant, for each Deferral Commitment, a retirement benefit in the form provided in paragraph 5.2 of the Plan, based on the balance of the Deferral Account for such Deferral Commitment on Termination of Service. If paid as a lump sum at that time, the retirement benefit shall be equal to such balance. If paid in installments, the installments shall be paid in amounts that will amortize such balance with interest credited at the Crediting Rate, in effect for each Plan Year, over the period of time benefits are to be paid.




















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          5.2  FORM OF RETIREMENT BENEFITS.  The retirement benefit
attributable to a particular Deferral Commitment shall be paid monthly over a period of one hundred eighty (180) months or the number of months required to result in a monthly benefit of $1,000, if less. Notwithstanding anything herein to the contrary, the Participant may elect in the Participation Agreement to have the retirement benefit for such Deferral Commitment paid in a lump sum or in installments paid monthly over a period not to exceed one hundred eighty (180) months. Payments shall begin on the last day of the month next following the date 45 days after the Committee has received notice of Termination of Service unless the Participant elects in the Participation Agreement for payments to begin on January 1 of a later year. However, in all events payments shall commence on or before the Participant attains age seventy and one-half (70 1/2). Notwithstanding anything to the contrary contained in this paragraph 5.2, the undistributed retirement benefit of a Participant shall continue to be credited with interest at the Crediting Rate. Participants may elect an alternative form of payout available under this paragraph 6.2 in writing at least thirteen (13) months prior to the date benefit payments commence.

          5.3 SMALL BENEFIT EXCEPTION. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.


                                   ARTICLE 6

                               SURVIVOR BENEFITS

          6.1 PRE-RETIREMENT SURVIVOR BENEFIT. If the Participant dies while still serving as a Director, for each Deferral Commitment, the Company shall pay to the Participant's Beneficiary the greater of (a) or (b):

          a. a benefit equal to forty percent (40%) of the total of all of the Participant's Annual Deferral made or required to be made under the terms of the Participant's Participation Agreement as of the date of the Participant's death to be paid annually for ten years starting as soon as practicable following the date of death, or

          b. a benefit equal to the balance of the Participant's Deferral Accounts as of the Participant's date of death, payable in equal




















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               monthly installments starting as soon as practicable following the date of death over a ten year period computed by including interest on the unpaid balance at a rate equal to the Survivor Crediting Rate in effect as of the date of death.

For purposes of determining the greater benefit, 6.1.a shall be paid if the present value of the benefit provided under 6.1.a., discounted at the Survivor Crediting Rate, exceeds the Deferral Account at the time of death.

               Notwithstanding the foregoing, the Committee in its sole discretion shall make an appropriate adjustment to the pre-retirement survivor benefits payable with respect to any Deferral Account from which the Participant has previously received a distribution under the Plan.

          6.2 POST-TERMINATION SURVIVOR BENEFIT. If the Participant dies after Termination of Service, the Company shall pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant.

          6.3 SMALL BENEFIT PAYMENT. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Beneficiary is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.


                                   ARTICLE 7

                               CHANGE IN CONTROL

          7.1 ELECTION. In the event of a Change in Control, the Participant (or after the Participant's death the Participant's Beneficiary) may elect to receive an immediate lump sum payment of the vested balance of each Deferral Account.

          7.2 BENEFIT REDUCTION ON WITHDRAWAL. If the Participant (or Beneficiary) elects the withdrawal described in paragraph 8.2 herein, the lump sum payment shall be reduced by an amount equal to five percent (5%) of the total vested balance of such Deferral Accounts. If a Participant elects such a withdrawal, the Participant may not elect to participate in the Plan until the first day of the second Plan Year following the Plan Year in which such withdrawal was made.





















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                                   ARTICLE 8

                     SCHEDULED AND UNSCHEDULED WITHDRAWALS

          8.1 PAYMENT OF SCHEDULED WITHDRAWAL. On the date designated in the applicable Participation Agreement for a Scheduled Withdrawal, the Company shall pay to the Participant in a lump sum the vested balance in the Participant's Deferral Account attributable to the Participation Agreement in which such designation was made.

          8.2 ELECTION. A Participant may request an Unscheduled Withdrawal of all or any portion of the entire amount credited to his Deferred Accounts.

          8.3 WITHDRAWAL PENALTY. There shall be a penalty deducted from the Deferral Account prior to an Unscheduled Withdrawal from such Deferral Account equal to ten percent (10%) of the Unscheduled Withdrawal. If a Participant elects to make an Unscheduled Withdrawal, the Participant may not elect to participate in the Plan until the first day of the second Plan Year following the Plan Year in which such withdrawal was made.












































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                                   ARTICLE 9

                        CONDITIONS RELATED TO BENEFITS

          9.1 NONASSIGNABILITY. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

          9.2 FINANCIAL HARDSHIP DISTRIBUTION. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Administrative Committee may in its sole discretion, accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make deferrals under the Plan until the first day of the third Plan Year following the Plan Year in which a distribution based on Financial Hardship was made. All Deferral Commitments in effect at the time such distribution is made under this section shall thenceforth be null and void.

          9.3 NO RIGHT TO COMPANY ASSETS. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

          9.4 PROTECTIVE PROVISIONS. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary and taking such other actions as may be requested by the Administrative Committee. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of a Participant's suicide during the first two (2) years of participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant's Beneficiary or estate under the Plan, except that all of the Participant's Annual Deferrals actually deferred shall be returned to the Participant, the Participant's Beneficiary or the Participant's estate with interest at the Survivor Crediting Rate.





















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          9.5  WITHHOLDING.  The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.


                                  ARTICLE 10

                            ADMINISTRATION OF PLAN

          The Administrative Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms.
The Administrative Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrative Committee shall be final and binding. The individuals serving on the Administrative Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the Administrative Committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.


                                  ARTICLE 11

                            BENEFICIARY DESIGNATION

          The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrative Committee during the Participant's lifetime on a form prescribed by the Administrative Committee.

          The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant




















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domiciled in a community property jurisdiction shall join in any designation of a Beneficiary other than the spouse.

          If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant's estate.


                                  ARTICLE 12

                       AMENDMENT AND TERMINATION OF PLAN

          12.1 AMENDMENT OF PLAN. The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the vested balance of the Participant's Deferral Accounts at the time of such amendment and (ii) shall not retroactively decrease the applicable crediting rates of the Plan prior to the time of such amendment. The Company may amend the crediting rates of the Plan prospectively. If the Company amends the formula for determining the crediting rates under the Plan, the Company shall notify the Participant of such amendment in writing within thirty (30) days of such amendment. Within thirty (30) days of receipt of the notice of an amendment to the formula for determining the applicable crediting rate, the Participant may elect by written notice to the Administrative Committee to terminate an incomplete Deferral Commitment.

          12.2 TERMINATION OF PLAN. The Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Termination of Service for the purpose of calculating Plan benefits. The Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan in monthly installments over a thirty-six (36) month period. Interest at the Reduced Crediting Rate will be credited to the Participant's Deferred Accounts until distribution under this section is completed.

          12.3 AMENDMENT OR TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding the foregoing, the Company shall not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and shall not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of




















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benefits under the Plan prior to the end of such two year period following a
Change in Control.

          12.4 CONSTRUCTIVE RECEIPT TERMINATION. In the event the Committee determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan shall terminate and distributions shall be made to Participants in accordance with the provisions of paragraph 15.2. The determination of the Committee under this paragraph 15.4 shall be binding and conclusive.


                                  ARTICLE 13

                                 MISCELLANEOUS

          13.1 SUCCESSORS OF THE COMPANY. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

          13.2 TRUST. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purposes of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

          13.3 SERVICE NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continued service as a Director with the Company.

          13.4 GENDER, SINGULAR AND PLURAL. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

          13.5 CAPTIONS. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

          13.6 VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not





















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affect, in any respect whatsoever, the validity of any other provisions of the
Plan.

          13.7 WAIVER OF BREACH. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

          13.8 APPLICABLE LAW. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, except where the laws of the Commonwealth of Pennsylvania are preempted by federal law.

          13.9 NOTICE. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Administrative Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

          13.10 Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Member for benefits under the Plan, the Committee shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

               a.   the specific reasons for such denial;

               b. the specific reference to the Plan provisions on which the denial is based;

               c. a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

               d. an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

          The Member whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to




















                                     -13-
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the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

          13.11 ARBITRATION. Any claim, dispute or other matter in question of any kind relating to this Plan not settled through the claims procedures established by the Committee in accordance with the provisions of
Section 13.10 of the Plan shall be settled by Arbitration in accordance with the Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.
The Company shall pay all of the Participant's reasonable fees and expenses incurred in the arbitration unless the arbitration award or a judgment by a court finds that (i) the Company did not breach any provision of this plan in connection with the claim, dispute or other matter in question that was the subject of the arbitration, and (ii) the Participant acted in bad faith in bringing the arbitration, or, if the arbitration was brought by the Company, the Participant acted in bad faith in breaching the Plan.


























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